EXHIBIT 23.4

CONSENT OF WRIGHT & COMPANY, INC.

We hereby consent to the incorporation by reference in this registration statement on Form S-1, related prospectus, and any related prospectus supplement of Torchlight Energy Resources, Inc. (the “Registration Statement”) of our report dated March 12, 2014 attached as Exhibit 99.1 to the Annual Report on Form 10-K for the year ended December 31, 2013 of Torchlight Energy Resources, Inc. and to the references to our report on Torchlight Energy Resources, Inc.’s estimated oil and natural gas reserves as of December 31, 2013. We also consent to all references to us contained in such Registration Statement, including in the prospectus under the heading “Experts.”

WRIGHT & COMPANY, INC.

By:	/s/ D. Randall Wright President
D. Randall Wright
President

Brentwood, TN
October 22, 2014